Exhibit 10.1

EXECUTION VERSION

BRIDGE LOAN AGREEMENT

DATED AS OF AUGUST 29, 2014,

AMONG

LINN ENERGY, LLC,

AS BORROWER,

BARCLAYS BANK PLC,

AS ADMINISTRATIVE AGENT,

THE BANK OF NOVA SCOTIA,

ROYAL BANK OF CANADA AND

WELLS FARGO SECURITIES, LLC

AS SYNDICATION AGENTS,

CITIGROUP GLOBAL MARKETS, INC.,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

GOLDMAN SACHS BANK USA

THE ROYAL BANK OF SCOTLAND PLC AND

UBS SECURITIES LLC,

AS DOCUMENTATION AGENTS

AND

THE LENDERS PARTY HERETO

BARCLAYS BANK PLC

THE BANK OF NOVA SCOTIA

RBC CAPITAL MARKETS

WELLS FARGO SECURITIES, LLC,

AS SENIOR LEAD ARRANGERS AND LEAD BOOKRUNNERS

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Commitments

Exhibit A-1	Form of Initial Loan Note
Exhibit A-2	Form of Term Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Prepayment Notice
Exhibit H-1	U.S. Tax Compliance Certificate
Exhibit H-2	U.S. Tax Compliance Certificate
Exhibit H-3	U.S. Tax Compliance Certificate
Exhibit H-4	U.S. Tax Compliance Certificate
Exhibit I	Indenture Terms
Exhibit J	Form of Registration Rights Agreement

Schedule 7.05	Litigation
Schedule 7.11	Subsidiaries and Partnerships

THIS BRIDGE LOAN AGREEMENT dated as of August 29, 2014, is among Linn Energy, LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; Barclays Bank PLC (in its individual capacity, “Barclays”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); The Bank of Nova Scotia, Royal Bank of Canada and Wells Fargo Securities, LLC, as syndication agents for the Lenders (in such capacities, together with their successors in such capacity, the “Syndication Agents”), and Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, The Royal Bank of Scotland plc and UBS Securities LLC, as documentation agents for the Lenders (in such capacities, together with their successors in such capacity, the “Documentation Agents”).

RECITALS

A. WHEREAS, pursuant to a Purchase and Sale Agreement (the “Acquisition Agreement”), dated as of June 27, 2014 among Linn Energy Holdings, LLC (“Linn Holdings”), the Sellers (as defined below) and, as applicable, their respective affiliates, pursuant to a Reverse 1031 Exchange of certain Oil and Gas Properties of the Borrower and/or its Subsidiaries, the Borrower will indirectly acquire (such acquisition, the “Acquisition”) certain of the assets of Devon Energy Production Company, L.P., an Oklahoma limited partnership, and Devon Uinta Basin Corporation, a Delaware corporation (collectively, the “Sellers”).

B. WHEREAS, the Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower to finance the Acquisition.

C. WHEREAS, the Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

D. WHEREAS, the Borrower intends to issue under one or more senior indentures among the Borrower, the guarantors thereunder and a trustee, up to $1,000,000,000 in aggregate principal amount of senior unsecured notes pursuant to a public offering under Rule 144A and Regulation S or other private placement under the Securities Act of 1933, as amended.

E. NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accommodator” means Petroleum Strategies Inc. (or any Subsidiary thereof), or such other agent selected by the Borrower to arrange the Reverse 1031 Exchange.

“Acquisition” has the meaning assigned to such term in the Recitals.

“Acquisition Agreement” has the meaning assigned to such term in the Recitals.

“Acquisition Agreement Representations” means such of the representations made by the Sellers in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to Linn Holdings’ (or its assignee’s) obligations to close under the Acquisition Agreement or Linn Holdings (or such assignee) has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Properties” means the Oil and Gas Properties and other properties acquired by Linn Exchange Properties, LLC pursuant to the Acquisition Agreement.

“Adjusted Consolidated Net Tangible Assets” means, as of the date of determination:

(a) the sum of:

(i) discounted future net revenue from proved crude oil and natural gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenue from:

(A) estimated proved crude oil and natural gas reserves of the Borrower and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(B) estimated crude oil and natural gas reserves of the Borrower and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination),

(ii) decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A) estimated proved crude oil and natural gas reserves of the Borrower and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(B) reductions in the estimated crude oil and natural gas reserves of the Borrower and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination);

provided, however, that, in the case of each of the determinations made pursuant to clauses (i)(A), (i)(B), (ii)(A) and (ii)(B) above, such increases and decreases shall be estimated by the Company’s petroleum engineers;

(iii) the capitalized costs that are attributable to crude oil and natural gas properties of the Borrower and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements;

(iv) the Net Working Capital of the Borrower as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements; and

(v) the greater of:

(A) the net book value of other tangible assets of the Borrower and its Restricted Subsidiaries as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Borrower and its Restricted Subsidiaries as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements (provided that the Borrower shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b) the sum of:

(i) the percentage interest represented by any Capital Stock of a Restricted Subsidiary of the Borrower that are not owned by the Company or a Restricted Subsidiary of the Borrower;

(ii) to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited financial statements;

(iii) to the extent included in clause (a)(i) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(iv) to the extent included in clause (a)(i) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(v) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (a)(i) above, would be necessary to satisfy fully the obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Borrower changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of the Borrower will continue to be calculated as if the Borrower were still using the full cost method of accounting.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, the Section 1031 Counterparty and any direct or indirect subsidiary or parent entity of the Section 1031 Counterparty (including without limitation, the Accommodator) are not “Affiliates” of the Borrower as of the date hereof.

“Agent” means the Administrative Agent, the Syndication Agents, any Documentation Agent or any combination of them as the context requires.

“Agreement” means this Term Loan Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“All-In-Yield” has the meaning set forth in Section 3.02(c).

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, and (c) the LIBO Rate for a three-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Margin” means, with respect to any Initial Loan, 0 basis points during the three-month period commencing on the Effective Date, and for each subsequent three-month period thereafter until the Initial Maturity Date, 50 basis points higher than the Applicable Margin for the immediately preceding three-month period.

“Approved Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“Arrangers” means Barclays Bank PLC, The Bank of Nova Scotia, Wells Fargo Securities, LLC and RBC Capital Markets1, in their capacities as joint lead arrangers and joint book runners hereunder.

“Asset Management Affiliate” means, with respect to a Commitment Party, any management Affiliate thereof purchasing loans or securities in the ordinary course of its business as part of a regular distribution of such loans or securities.

“Asset Sale” means any Sale, or disposition by way of a casualty or condemnation event, of any Oil and Gas Property of the Borrower or any Restricted Subsidiary, in each case not in the ordinary course of business; provided, however, that the term “Asset Sale” shall not include any Sale to the Borrower or a Restricted Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Attributable Debt” means, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such

[1]	RBC Capital Markets is a brand name for capital markets activities of Royal Bank of Canada and its affiliates.

transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Third Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of September 3, 2010, as in effect on the date of this Agreement.

“Berry” means Berry Petroleum Company, LLC, a Delaware limited liability company.

“Berry Revolver” means the senior secured revolving credit facility and all other documents of Berry entered into in accordance with that certain Credit Agreement dated as of November 15, 2010, among Berry, Wells Fargo Bank, N.A., as administrative agent and the other agents and lenders thereunder.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 be in substantially the form of Exhibit D or such other form as may be mutually agreed by the Borrower and the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Calculation Date” has the meaning assigned such term the definition of “Fixed Charge Coverage Ratio”.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, as applicable; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(d) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Change in Law” means the occurrence, (a) after the date of this Agreement, of any of the following: (i) the adoption of any law, rule or regulation by any Governmental Authority, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, (iii) compliance by any Lender (or, for purposes of Section 5.01(a)(i), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement and (b) regardless of the date enacted, any of the following: (i) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including capital stock of the Restricted Subsidiaries) of the Borrower and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction; (b) the adoption by the unitholders of the Borrower of a plan relating to the liquidation or dissolution of the Borrower; or (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares, units or the like, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction. Notwithstanding the preceding, a conversion of the Borrower or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who beneficially owned the Equity Interests of the Borrower immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” beneficially owns more than 50% of the Voting Stock of such entity.

“Change of Control Offer” has the meaning assigned such term in Section 8.14(a).

“Change of Control Prepayment Date” means the date specified in the Change of Control Offer or Change of Control Term Loan Offer, as applicable, which shall be no earlier than 30 days nor later than 60 days from the date such Change of Control Offer or Change of Control Term Loan Offer, as applicable, is mailed.

“Change of Control Term Loan Offer” has the meaning assigned such term in Section 8.14(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Initial Loan in accordance with Section 2.02, as the same may be reduced in accordance with this Agreement. The amount set forth opposite each Lender’s name on Annex I represents such Lender’s Commitment as of the Effective Date immediately prior to giving effect to the Borrowing contemplated by Section 2.02(a).

“Commitment Letter Joinder” means that certain Commitment Letter Joinder (Bridge Credit Facility) dated as of July 21, 2014 (amending the Commitment Letter dated as of June 30, 2014) among the Borrower, The Bank of Nova Scotia, Barclays Bank PLC, Royal Bank of Canada, WF Investment Holdings, LLC, Wells Fargo Bank, N.A., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, The Royal Bank of Scotland plc and UBS AG, Stamford Branch.

“Commitment Party” has the meaning assigned such term in the Commitment Letter Joinder.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Flow” means, with respect to the Borrower for any period, the Consolidated Net Income of the Borrower for such period plus, without duplication: (a) an amount equal to any net loss realized by the Borrower or any of its Restricted Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus (b) provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (c) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus (d) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (d) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus (e) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (f) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus (g) to the extent increasing such Consolidated Net Income for such period, the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (ii) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) the Net Income of any Restricted Subsidiary of the Borrower will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(c) the cumulative effect of a change in accounting principles will be excluded;

(d) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(e) any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(f) unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC Topic 815, “Derivatives and Hedging,” will be excluded;

(g) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(h) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) and the related tax effects, in each case according to GAAP, will be excluded; and

(i) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of: (a) the consolidated equity of the common stockholders of, or the consolidated capital of the unitholders of, such Person and its consolidated Subsidiaries as of such date; plus (b) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Capital Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Consolidated Restricted Subsidiary” means any Restricted Subsidiary that is a Consolidated Subsidiary.

“Consolidated Subsidiary” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are (or should be) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Unrestricted Subsidiary” means any Unrestricted Subsidiary that is a Consolidated Subsidiary.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “Controlling,” “Controlled by” and “under common Control with” have correlative meanings.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Demand Failure Event” has the meaning assigned such term in the Commitment Letter Joinder.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if (x) the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 9.03 or (y) the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Borrower’s repayment of the Loans as is required to be repaid pursuant to the terms of this Agreement. The amount (or principal amount) of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (to the extent relating to exposure to Hazardous Materials), the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and Hazardous Materials Transportation Act, as amended. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall mean those waste that are excluded from the definition of “hazardous waste” pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 261.4(b)(5), such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization of a Governmental Authority required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Borrower after the Effective Date.

“Equity Repurchase” means the repurchase or other acquisition or retirement for value of any Equity Interests of the Borrower pursuant to any stock repurchase plan of the Borrower approved by the Managers and effected in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, or otherwise in accordance with applicable law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a reportable event described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate of a notice of withdrawal liability pursuant to section 4202 of ERISA with respect to any Multiemployer Plan, (f) the failure of a Plan to meet the minimum funding standards under section 412 of the Code or section 302(c) of ERISA (determined without regard to section 412(c) of the Code or section 303(c) of ERISA), (g) the failure of a Plan to satisfy the requirements of section 401(a)(29) of the Code, section 436 of the Code or section 206(g) of ERISA or (h) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to LIBO Rate.

“Event of Default” has the meaning (i) prior to the Initial Maturity Date, assigned such term in Section 10.01, and (ii) from and after the Initial Maturity Date, assigned such term in Section 10.02.

“Exchange Note” means each note issued under the Indenture delivered pursuant to Section 2.06 and Section 8.12; collectively, the “Exchange Notes”.

“Exchange Request” has the meaning assigned such term in Section 8.12(b).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Person being organized under the laws of, or having its principal office in or, in the case such Person is a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 5.04) or, (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) any resulting withholding Tax from a Lender’s failure to comply with Section 5.03(f) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Sixth Amended and Restated Credit Agreement, dated as of April 24, 2013, as amended, among the Borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto.

“Existing Senior Notes” means, collectively, (a) the $1,300,000,000 8-5/8% Senior Notes due 2020, (b) the $1,000,000,000 7-3/4% Senior Notes due 2021, (c) the $750,000,000 6-1/2% Senior Notes due 2019 and (d) the $1,800,000,000 6-1/4% Senior Notes due 2019.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any amendment or successor provisions that are substantively identical and which do not impose criteria that are materially more onerous than those contained in such Sections, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into in connection with the implementation of such Sections 1471 through 1474 of the Code (or any such amended or successor version thereof).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Final Maturity Date” means the seventh anniversary of the Effective Date.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references to a Financial Officer herein mean a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Restricted Subsidiaries referred to in Section 7.04(a).

“Fixed Charge Coverage Ratio” means with respect to the Borrower for any four-quarter reference period, the ratio of the Consolidated Cash Flow of the Borrower for such period to the Fixed Charges of the Borrower for such period. In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio: (a) acquisitions that have been made by the Borrower or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the Borrower or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or synergies that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Borrower (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto); (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; (c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses

(and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Borrower or any of its Restricted Subsidiaries following the Calculation Date; (d) any Person that is a Restricted Subsidiary of the Borrower on the Calculation Date will be deemed to have been a Restricted Subsidiary of the Borrower at all times during such four-quarter period; (e) any Person that is not a Restricted Subsidiary of the Borrower on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the Borrower at any time during such four-quarter period; and (f) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations arising under any Hedging Contract applicable to such Indebtedness if such Hedging Contract has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of: (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (c) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon (other than a Lien of the type described in clause (i) of the definition of “Permitted Liens”); plus (d) all dividends on any series of preferred securities of such Person or any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Capital Stock) or to the Company or a Restricted Subsidiary of the Company, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests of or Indebtedness issued by any Subsidiary (or Subsidiaries) of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower or any of its Subsidiaries, any of their Properties, any Agent or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means (i) each Material Domestic Subsidiary that guarantees the Existing Credit Agreement (each such Material Domestic Subsidiary, as of the Effective Date, being listed on Part I of Schedule 7.11) and (ii) each Domestic Subsidiary that (x) incurs or guarantees any debt for borrowed money in excess of $10,000,000 (other than intercompany debt and debt permitted under Section 9.02(e) of the Existing Credit Agreement) and (y) guarantees the Existing Credit Agreement; provided, for the avoidance of doubt, that (a) Berry and its Subsidiaries, (b) LinnCo, LLC and (c) Linn Exchange Properties, LLC and its Subsidiaries shall not be Guarantors as of the Effective Date.

“Guaranty Agreement” means the Guaranty Agreement executed by the Guarantors on the date hereof, as the same may be amended, restated, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Hedging Contract” means with respect to any specified Person: (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred; (b) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchange rates; (c) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and (d) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates, and in each case are entered into only in the normal course of business and not for speculative purposes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incremental Funds” has the meaning assigned such term in Section 9.03(b)(i)(C).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of bankers’ acceptances;

(d) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(e) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or that is payable solely in Equity Interests; or

(f) representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all

Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment).

Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(A) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(B) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(C) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(D) subject to the parenthetical at the end of the preceding sentence, any Dollar-Denominated Production Payments or Volumetric Production Payments;

(E) any Disqualified Capital Stock; and

(F) Indebtedness secured by any Lien of the type described in clause (i) of the definition of “Permitted Liens.”

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned such term in Section 12.03(b).

“Indenture” means an indenture governing the terms of the Exchange Notes in a form to be agreed between the Borrower and the Trustee in accordance with Section 8.12, which shall (i) contain covenants and events of default which are substantially similar to those in the indenture governing the Borrower’s 6- 1⁄4% Senior Notes due 2019 and (ii) include the terms set forth on Exhibit I hereto (in each case, with such changes as the Borrower may request and the Administrative Agent may approve, such approval not to be unreasonably withheld, delayed or conditioned), as amended, waived, supplemented or otherwise modified from time to time.

“Information” has the meaning assigned such term in Section 12.11.

“Initial Loan” has the meaning assigned such term in Section 2.02(a).

“Initial Loan Note” has the meaning assigned such term in Section 2.02(d).

“Initial Maturity Date” means the first anniversary of the Effective Date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04 in substantially the form of Exhibit E.

“Interest Period” means, (a) prior to the Initial Maturity Date, as to any Initial Loan made as part of a Eurodollar Borrowing (i) initially, the period commencing on the date of such Borrowing and ending either on (A) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter or (B) that day that is seven days thereafter, as the Borrower may elect, and (ii) after such initial Interest Period, each period commencing on the last day of the immediately preceding Interest Period and ending either on (A) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months after such last day or (B) the seventh day after such last day, as the Borrower may elect, provided that no such Interest Period shall end after the Initial Maturity Date, and (b) on and after the Initial Maturity Date, as to any Term Loan, (i) initially, the period commencing on the Initial Maturity Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is six months following the Initial Maturity Date and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the earlier of (A) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is six months thereafter, and (B) the Final Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (a) commission, travel and similar advances to officers and employees made in the ordinary course of business and (b) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 9.03(d). The acquisition by the Borrower or any Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Borrower or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in Section 9.03(d). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Lenders” means the each Person listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption of a Commitment or a Loan, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (i) 1.0% and (ii), (x) the rate per annum determined by the Administrative Agent to be the offered rate for deposits with a term equivalent to such elected Interest Period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration (such page currently being the LIBOR01 page) or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate for deposits with a term equivalent to such elected Interest Period on such other page or other service which displays an average of the London interbank offered rate; provided that if any such rate determined pursuant to the preceding clauses (x) or (y) is below zero, the LIBO Rate for purposes of clause (ii) will be deemed to be 0.0%.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Linn Holdings” has the meaning set forth in the Recitals.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Commitment Letter Joinder and the Notes.

“Loans” means, collectively, the Initial Loans and the Term Loans.

“Majority Lenders” means, Lenders holding more than fifty percent (50.0%) of the outstanding aggregate principal amount of the Loans.

“Make Whole Premium” means, with respect to a Term Loan at any time, the excess, if any, of (a) the present value at such time of (i) the prepayment price of such Term Loan as of the third anniversary of the Effective Date pursuant to Section 3.04(d)(i) plus (ii) any required interest payments due on such Term Loan through the third anniversary of the Effective Date (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Term Loan.

“Managers” means the members of the board of managers or board of directors (however designated from time to time) of the Borrower as constituted from time to time.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the

Guarantors taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary, (b) together with its Subsidiaries, owns Property having a fair market value of $50,000,000 or more, but excluding (i) the value of the Equity Interests such Domestic Subsidiary owns in any other Domestic Subsidiaries and (ii) intercompany debt owed to such Domestic Subsidiary from any other Domestic Subsidiary or the Borrower and (c) is not a FSHCO.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Guarantors in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of the Guarantors in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Guarantor would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” shall mean (a) with respect to the Initial Loans, the Initial Maturity Date, and (b) with respect to the Term Loans, the Final Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA to which any Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the six calendar years preceding the date hereof, made or accrued an obligation to make contributions.

“Net Cash Proceeds” means (a) in connection with any issuance of any Indebtedness or Equity Interests of the Borrower or any of its Restricted Subsidiaries, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and of the principal amount of any other Indebtedness that must by its terms, or in order to obtain a necessary consent to such issuance or by applicable law, be repaid out of the proceeds from such issuance, and (b) in connection with any Asset Sale, the cash proceeds received from such Asset Sale, net of attorneys’ fees, investment banking fees, accountants’ fees, taxes paid or estimated to be payable in connection with such Asset Sale, the principal amount of (and premium or penalty, if any, and interest on) any Indebtedness secured by a Lien on the asset subject to such Asset Sale which Indebtedness is required to be repaid in connection with such Asset Sale or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, the amount of any reserves established in accordance with GAAP to fund any purchase price adjustment, indemnification or similar contingent liabilities estimated to be payable in connection with such Asset Sale and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Working Capital” means (a) all current assets of the Borrower and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business and current liabilities associated with asset retirement obligations related to Oil and Gas Properties, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC Topic 815, “Derivatives and Hedging”).

“Non-Recourse Debt” means Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) is the lender (except in the case of items (i) and (ii), a lien of the type described in clause (i) of the definition of “Permitted Liens”);

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(c) the explicit terms of which provide there is no recourse against any of the assets of the Borrower or its Restricted Subsidiaries, except as contemplated by clause (i) of the definition of “Permitted Liens.”

For purposes of determining compliance with Section 9.01, in the event that any Non-Recourse Debt of any of the Borrower’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower.

“Notes” means, collectively, the Term Notes and the Initial Loan Notes.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Business” means (a) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon Interests; (b) the gathering, marketing, treating, processing (but not refining), storage, distribution, selling and transporting of any production from such interests or Oil and Gas Properties; (c) any business relating to exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; (d) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code; and (e) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (a) through (d) of this definition .

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Operating and Management Agreement” means the Management Agreement, dated as of August 29, 2014, among Linn Exchange Properties, LLC, PSI 1031, LLC, the Section 1031 Holdco and Linn Operating Corp.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as the case may be, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning set forth in Section 12.04(c)(i).

“PATRIOT Act” has the meaning assigned to such term in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“Permitted Debt” has the meaning assigned to such term in Section 9.01.

“Permitted Investments” means:

(a) any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Borrower; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 9.07 and any other disposition of assets deemed not to be an Asset Sale;

(e) any Investment in any Person (a) in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Borrower, or (b) with the net cash proceeds from a substantially concurrent (i) contribution (other than from a Restricted Subsidiary of the Borrower) to the equity capital of the Borrower or (ii) issuance of, Equity Interests of the Borrower (other than Disqualified Capital Stock), with an issuance being deemed substantially concurrent with such Investment if occurring not more than 120 days after such issuance; provided that the amount of any such net cash proceeds will be excluded or deducted from the calculation of Available Cash and Incremental Funds;

(f) any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(g) Hedging Contracts;

(h) guarantees of Indebtedness permitted under Section 9.01;

(i) guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary of the Borrower in the ordinary course of business;

(j) Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation (i) direct or indirect ownership of crude oil, natural gas, other restricted Oil and Gas Properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein, and (ii) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships;

(k) Investments that are in existence on the date hereof;

(l) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(m) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(n) loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Borrower or the applicable Restricted Subsidiary and otherwise in compliance with Section 9.08;

(o) Investments of a Restricted Subsidiary acquired after the date hereof or of any entity merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with Section 9.08, the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) Investments received as a result of a foreclosure by, or other transfer of title to, the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(q) Liens of the type described in clause (i) of the definition of “Permitted Liens;” and

(r) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding, not to exceed the greater of $100.0 million and 2.0% of the Borrower’s Adjusted Consolidated Net Tangible Assets determined at the time of such Investment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investment made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to this clause); provided, however, that if any Investment pursuant to this clause (r) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (r) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Borrower may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (a) through (r) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(a) Liens securing any Indebtedness under any of the Existing Credit Agreement;

(b) Liens in favor of the Borrower or the Guarantors;

(c) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Restricted Subsidiary;

(d) Liens on property existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of such acquisition;

(e) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(f) Liens on any asset or property acquired, constructed or improved by the Borrower or any of its Restricted Subsidiaries; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 360 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under this Agreement and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the fair market value (as determined by an executive officer involved in or otherwise familiar with such acquisition, construction or improvement of such asset or property, if such fair market value is greater than $25.0 million but not in excess of $50.0 million, or, if such fair market value is in excess of $50.0 million, the Managers of the Borrower) of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(g) Liens existing on the date hereof;

(h) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(i) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Borrower or any Restricted Subsidiary of the Borrower to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(j) Liens in respect of the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Borrower or a Subsidiary of the Borrower;

(k) Liens on pipelines or pipeline facilities that arise by operation of law;

(l) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Borrower and its Restricted Subsidiaries that are customary in the Oil and Gas Business;

(m) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(n) Liens upon specific items of inventory, receivables or other goods or proceeds of the Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 9.01;

(o) Liens securing obligations of the Company or the Guarantors under the Existing Senior Notes;

(p) Liens to secure payment and performance of Hedging Contracts of the Borrower or any of its Restricted Subsidiaries;

(q) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than sixty (60) days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(r) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent by more than sixty (60) days or are being contested in good faith by appropriate proceedings;

(s) pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(t) any attachment or judgment Lien that does not constitute an Event of Default;

(u) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any of its Restricted Subsidiaries;

(v) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board and (B) such deposit account is not intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(w) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(y) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 9.03;

(z) Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(aa) Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests, all as ordinarily exist with respect to properties and assets of the Borrower and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(bb) Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (bb) does not exceed the amount set forth in Section 9.01(q); and

(cc) Liens to secure any Permitted Refinancing Debt permitted to be incurred under this Agreement and incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder.

“Permitted Refinancing Debt” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries or any Disqualified Capital Stock of the Borrower incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Capital Stock of the Borrower; provided that:

(a) the principal amount, or in the case of Disqualified Capital Stock, the amount thereof as determined in accordance with the definition of Disqualified Capital Stock, of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness or amount of the Disqualified Capital Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired (plus all accrued and unpaid interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Capital Stock, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness or Disqualified Capital Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired;

(3) if the Indebtedness or Disqualified Capital Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired is contractually subordinated or otherwise junior in right of payment to the Indebtedness under this Agreement or the Guaranty Agreement, such Permitted Refinancing Debt is contractually subordinated or otherwise junior in right of payment to the Indebtedness under this Agreement and the Guaranty Agreement on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness or Disqualified Capital Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Borrower (other than Linn Energy Finance Corp.) if the Borrower is the issuer or other primary obligor on the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired.

Notwithstanding the foregoing, any Indebtedness incurred under credit facilities shall be subject to the refinancing provision of the definition of credit facilities and not pursuant to the requirements set forth in this definition of Permitted Refinancing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code and (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the commercial or other loans of the Administrative Agent are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Rating Category” means: (a) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Indebtedness. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Registration Rights Agreement” means a registration rights agreement related to the Exchange Notes, in a form to be agreed prior to the Initial Maturity Date by the Administrative Agent and the Borrower, with terms substantially consistent with the terms described in Exhibit J hereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Reporting Default” means a Default described in Section 10.01(e) (with respect to a breach of Section 8.01) or Section 10.02(d).

“Reserve Requirement” means, for any day a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or other Governmental Authority to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulations. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein mean a Responsible Officer of the Borrower.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Junior Payment” means (a) any dividend or any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Borrower or payable to the Borrower or a Restricted Subsidiary of the Borrower); (b) any purchase, redemption or acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than in exchange for Equity Interests of the Borrower (other than Disqualified Capital Stock)); and (c) any principal payment on or with respect to, or any purchase, redemption, defeasance or acquisition or retirement for value of any Indebtedness that is subordinated in right of payment to the Loans or any subsidiary guarantee (excluding (A) any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries, (B) the purchase, redemption, defeasance, repurchase or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Loans or the subsidiary guarantees purchased, redeemed, defeased or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance, repurchase or other acquisition or retirement for value or (C) any payment of principal at the stated maturity thereof).

“Restricted Payment” has the meaning assigned to such term in Section 9.03.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Reverse 1031 Exchange” means, a transaction intended to qualify for non-recognition of gain or loss under Section 1031 of the Code pursuant to which (a) the Section 1031 Counterparty or the Section 1031 Holdco receives funds from the Borrower and/or a Restricted Subsidiary and/or third party financing to acquire Properties owned by one or more third parties, in return for the issuance of a Section 1031 Note to the Borrower and/or such Restricted Subsidiary and secured financing from the third party financing source, (b) such acquired Properties are ‘parked’ with the Section 1031 Counterparty or the Section 1031 Holdco, (c) the Borrower and/or any of its Restricted Subsidiaries conveys Properties to one or more third parties directly or through the Section 1031 Counterparty or the Section 1031 Holdco, (d) proceeds from such conveyance of Properties referenced in clause (c) above are received by the Section 1031 Counterparty or the Section 1031 Holdco and are used to repay such Section 1031 Note and the secured third party financing (if the Equity Interests of the Section 1031 Counterparty are not transferred to the Borrower as referenced in clause (e) below), and (e) the Properties ‘parked’ with the Section 1031 Counterparty or the Equity Interests in the Section 1031 Counterparty are transferred to the Borrower and/or any of its Restricted Subsidiaries, in each case, subject to changes recommended by counsel to the Borrower and reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed).

“Sale” has the meaning assigned to such term in Section 9.07(a).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Section 1031 Counterparty” means the entity formed by or on behalf of the Accommodator to serve as the qualified intermediary or exchange accommodation titleholder with respect to the Reverse 1031 Exchange and any Subsidiary thereof.

“Section 1031 Exchange” means a Reverse 1031 Exchange and any other analogous transaction intended to qualify for non-recognition of gain or loss under Section 1031 of the Code pursuant to which the Borrower and/or any of its Restricted Subsidiaries exchange Properties owned by them for Properties owned by a third party.

“Section 1031 Exchange Documents” means (a) that certain Qualified Exchange Accommodation Agreement among Linn Holdings, the Section 1031 Holdco and Linn Exchange Properties, LLC, (b) the Operating and Management Agreement, (c) the Section 1031 Note, (d) that certain Assignment of Contract by and between Linn Exchange Properties, LLC and Linn Holdings and (e) that certain Company Agreement of Linn Exchange Properties, LLC.

“Section 1031 Holdco” means Linn 1031 Holdings, LLC, a Delaware limited liability company.

“Section 1031 Note” means any promissory note or similar instrument issued by the Section 1031 Holdco in favor of the Borrower and/or a Restricted Subsidiary in connection with a Section 1031 Exchange, evidencing any loan or advance made to the Section 1031 Holdco by the Borrower and/or a Restricted Subsidiary; provided that such note or other instrument is in form and substance reasonably acceptable to the Administrative Agent.

“Sellers” has the meaning assigned such term in the Recitals.

“Senior Notes” means the Existing Senior Notes and any Permitted Refinancing Debt in respect thereof.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which Equity Interests representing more than 50% of the ordinary voting power to elect a majority of the board of directors, managers or other governing body (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are at the time owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, and (b) any partnership of which such Person or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, emissions reduction, carbon sequestration or other environmental protection credits, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Take-Out Debt” means any unsecured senior or subordinated securities, discount securities or debentures of the Borrower (or any combination of the foregoing) that may be issued by the Borrower after the Effective Date to refinance the Loans or the Exchange Notes in whole or in part.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning assigned to such term in Section 2.02(b).

“Term Note” has the meaning assigned to such term in Section 2.02(d)

“Total Cap” has the meaning assigned to such term in Section 3.02(c).

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party and the guaranteeing of the Indebtedness under the Guaranty Agreement by such Guarantor.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the third anniversary of the Effective Date; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Borrower shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the prepayment date to the third anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Borrower will (a) calculate the Treasury Rate on the second Business Day preceding the applicable prepayment date and (b) prior to such prepayment date deliver to the Administrative Agent an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” has the meaning assigned to such term in Section 8.12(a).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the LIBO Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.11 from time to time or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.11, until such time as the Borrower redesignates such Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Agreement.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person, as of any date, means the Equity Interests of such Person that is as of such time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

ARTICLE II

The Credits

Section 2.01 [Reserved].

Section 2.02 Loans and Borrowings.

(a) Initial Loans. Each Lender severally agrees to make a Loan in dollars (individually for any Lender, an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower in a single advance on the Effective Date, in a principal amount not to exceed such Lender’s Commitment. Each Initial Loan shall be funded at par without any original issue discount. The Commitments are not revolving and amounts repaid or prepaid may not be re-borrowed. The Commitments shall terminate on the earlier of (a) the funding of the Initial Loans by the Lenders or (b) 6:00 p.m. New York City time on the Effective Date (and any portion of the Commitments not drawn by the Borrower on or before such time shall be permanently cancelled).

(b) Conversion of Initial Loans to Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees, if the Initial Loans have not been repaid or exchanged for Exchange Notes on the Initial Maturity Date, and if no Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j) shall have occurred and be continuing with respect to the Borrower, to convert the then outstanding principal amount of its Initial Loans on the Initial Maturity Date into an extended term loan (individually, a “Term Loan” and collectively, the “Term Loans”) to the Borrower, having an outstanding principal amount equal to then outstanding principal amount of the Initial Loans held by such Lender. Upon the conversion of the outstanding Initial Loans to Term Loans, each Lender shall cancel on its records a principal amount of the Initial Loans held by such Lender corresponding to the principal amount of Term Loan held by such Lender after giving effect to such conversion, which corresponding principal amount of such Initial Loans shall be deemed paid and satisfied in full by the conversion thereof into such Term Loan.

(c) Loans and Borrowings.

(i) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make its Loan.

(ii) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(iii) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $10,000,000 and not less than $100,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than three Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender an Initial Loan Note dated the Effective Date substantially in the form of Exhibit A-1 hereto (an “Initial Loan Note”) to evidence the Initial Loan made by such Lender. Unless converted to an Exchange Note and, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a Term Note dated the Initial Maturity Date substantially in the form of Exhibit A-2 hereto (a “Term Note”) to evidence the Term Loan made by such Lender, in the outstanding principal amount of the Initial Loan Notes held by such Lender on such date and with other appropriate insertions. The date, amount, Type, interest rate and all payments made on account of the principal thereof shall be recorded by such Lender on its books for its applicable Note, and, prior to any transfer, may be noted by such Lender on a schedule attached to its Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Request for Borrowing of Initial Loans. To request the Borrowing of Initial Loans contemplated by Section 2.02(a), the Borrower shall notify the Administrative Agent of such request in writing (including by electronic communication approved by the Administrative Agent) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Any such Borrowing Request shall be irrevocable. The Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable to the Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account(s) to which funds are to be disbursed which shall comply with the requirements in Section 2.05.

Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Initial Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election in writing (including by electronic communication approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Information in Interest Election Requests. Each Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable to the Borrowing after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing having an Interest Period contemplated by the definition of the term “Interest Period”. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly transferring or crediting the amounts so received, in like funds, to the account(s) designated by the Borrower in the Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing on the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

Section 2.06 Maturity Date and Exchange Notes.

(a) All the Initial Loans will mature on the Initial Maturity Date.

(b) All the Term Loans will mature on the Final Maturity Date.

(c) Each Lender will have the option on or after the Initial Maturity Date at any time or from time to time to receive Exchange Notes in exchange for the Term Loans (or, on the Initial Maturity Date, the Initial Loans) of such Lender then outstanding in accordance with Section 8.12; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests from the Lenders to issue an aggregate amount of at least $250,000,000 in aggregate principal amount of Exchange Notes. The principal amount of the Exchange Notes will equal 100.0% of the outstanding principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which such Exchange Notes are exchanged. If a Default (but not an Event of Default) shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof).

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date; provided that the Borrower shall not be required to repay Initial Loans outstanding on the Initial Loan Maturity Date to the extent that such Initial Loans are converted into Term Loans, or exchanged for Exchange Notes, on such date in accordance with Section 2.02(b) or Section 2.06(c), respectively.

Section 3.02 Interest.

(a) Initial Loans. Initial Loans shall bear interest for the period from and including the date such Initial Loans are made to, but excluding, the Initial Maturity Date on the unpaid principal thereof at a rate per annum equal to (i) in the case of Eurodollar Loans, the product of (x) the LIBO Rate multiplied by (y) the Reserve Requirement plus 500 basis points plus the Applicable Margin, and (ii) in the case of ABR Loans, 400 basis points plus the Alternate Base Rate plus the Applicable Margin, but in each case, in no event exceeding the lower of the Highest Lawful Rate and the rate per annum which would result in the All-In-Yield equaling the Total Cap. In the event of a Demand Failure Event, the Initial Loans shall bear interest at a rate per annum which would result in the All-In-Yield equaling the Total Cap, but in no event exceeding the Highest Lawful Rate.

(b) Term Loans. Term Loans shall bear interest for the period from and including the Initial Maturity Date to, but excluding, the Final Maturity Date or date of exchange for an Exchange Note on the unpaid principal thereof at a rate per annum (calculated and fixed on the Initial Loan Maturity Date) which would result in the All-In-Yield equaling the Total Cap, but in no event exceeding the Highest Lawful Rate.

(c) Total Cap. Notwithstanding the foregoing clauses (i) and (ii), the interest rate borne by the Loans at any time a determination thereof is to be made shall not cause the weighted average effective per annum yield to maturity of the outstanding Loans, the outstanding Exchange Notes (if any) and the outstanding Take-Out Debt (if any) (the “All-In-Yield”) to exceed 7.25% per annum (or, if the senior unsecured long term debt rating of the Borrower is not at least B1 (stable) from Moody’s and at least B+ (stable) from S&P, 7.625% per annum) (the “Total Cap”).

(d) Post-Default. Notwithstanding the foregoing, if any failure to pay any amount of principal, interest, fees or any other amount results in the occurrence of Event of Default under Section 10.01(a) or (b), or Section 10.02(a) or (b), so long as such Event of Default is continuing, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable thereto, but in no event to exceed the Highest Lawful Rate.

(e) Interest Payment Dates. Accrued interest on each Initial Loan shall be payable in arrears on: (i) with respect to any ABR Loan, the last day of each March, June,

September and December; (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Initial Loan is a part but in all cases to be paid at least every three months and (iii) in any case, on the Initial Maturity Date. Accrued interest on each Term Loan shall be payable in arrears semi-annually on the last day of each Interest Period applicable thereto. In addition, (A) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate based upon the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and payment of applicable breakage costs, if any, under Section 5.02; provided that any prepayment of Term Loans shall comply with Section 3.04(d). Partial prepayments of Loans shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000, or a whole multiple thereof and (B) the aggregate unpaid principal amount of the Loans.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent in writing substantially in the form of Exhibit G or such other form as shall be approved by the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(b)(iii). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments of Initial Loans.

(i) If, subsequent to the Effective Date, the Borrower or any of its Restricted Subsidiaries issues the Take-Out Debt or any other Indebtedness for borrowed money (other than (A) intercompany Indebtedness among the Borrower and its Restricted Subsidiaries, (B) Capital Lease Obligations and purchase money Indebtedness incurred in the ordinary course of business, (C) any offering of senior debt securities of the Borrower in exchange for outstanding senior debt securities of Berry and (D) any borrowings under the Berry Revolver or the Existing Credit Facility) or any Equity Interests (other than (x) Equity Interests of a Subsidiary issued to the Borrower or any Wholly-Owned Subsidiary of the Borrower and (y) Equity Interests issued pursuant to benefit plans), then the Borrower shall prepay the Initial Loans in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or such Restricted Subsidiary therefrom. The Borrower shall be obligated to make such prepayment within one Business Day after it or such Restricted Subsidiary receives such Net Cash Proceeds.

(ii) If, at any time after the Effective Date, the Borrower or any Restricted Subsidiary consummates Asset Sales (other than any Asset Sale effected pursuant to the Section 1031 Exchange) in one or more transactions which result in Net Cash Proceeds in excess of $20,000,000 in the aggregate, then the Borrower shall prepay the Initial Loans in an amount equal to the Net Cash Proceeds received by the Borrower or such Restricted Subsidiary from such Asset Sales. The Borrower shall be obligated to make such prepayment within five Business Days after it or such Restricted Subsidiary receives such Net Cash Proceeds.

(iii) Each prepayment of Initial Loans pursuant to this Section 3.04(c) shall be applied ratably to the Initial Loans then outstanding and, if more than one Borrowing of Initial Loans is then outstanding, such prepayments shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Initial Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) Prepayment of Term Loans.

(i) Except as set forth in paragraphs (ii), (iii) and (iv) of this Section 3.04(d), the Borrower shall not have the right to prepay the Term Loans prior to the third anniversary of the Effective Date. On or after the third anniversary of the Effective Date, the Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, subject to prior notice in accordance with Section 3.04(b), at a price equal to 100% of the principal amount thereof plus a premium equal to 50% of the interest rate then applicable thereto, which premium shall decline ratably on each anniversary of the Effective Date to zero on the date that is one year prior to the Final Maturity Date, plus accrued and unpaid interest.

(ii) At any time prior to the third anniversary of the Effective Date, the Borrower may on one or more occasions prepay up to 35% of the principal amount of the Term Loans outstanding on the Initial Maturity Date immediately after giving effect to the conversion of Initial Loans contemplated by Section 2.02(b) at a price equal to 100% of the principal amount thereof plus a premium equal to the interest rate then-applicable thereto in an amount equal to the net cash proceeds of one or more Equity Offerings, plus accrued and unpaid interest; provided that such prepayment shall occur within 180 days of the closing of the related Equity Offering.

(iii) Prior to the third anniversary of the Effective Date, the Borrower shall have the right to prepay the Term Loans on one or more occasions, in whole or in part, subject to prior notice in accordance with Section 3.04(b), at a price equal to 100% of the principal amount thereof plus the Make-Whole Premium at the prepayment date, plus accrued and unpaid interest.

(iv) Notwithstanding the foregoing provisions of this Section 3.04(d), prior to a Demand Failure Event, the Borrower shall have the right to prepay Term Loans held by a Commitment Party or any Affiliate of a Commitment Party (other than an Asset Management Affiliate) at a price equal to 100% of the principal amount thereof. Notwithstanding anything to the contrary in Section 4.01, any such prepayment pursuant to this Section 3.04(d)(iv) may be made by the Borrower for the ratable benefit of Commitment Parties and their Affiliates (other than Asset Management Affiliates) only, without any obligation to prepay Term Loans held by other Lenders at such time.

(e) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 3.04(d) and Section 5.02.

Section 3.05 Administrative Agent Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim (except for Taxes, if any, pursuant to Section 5.03, provided that the Borrower has complied with all of the requirements of such Section to the extent applicable). Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 4.01(c) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including marginal, special, emergency or supplemental reserves), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (other than any Reserve Requirement);

(ii) subject any Lender to any Tax of any kind whatsoever (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) with respect to this Agreement or any Eurodollar Loan made by it;

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, as the case may be, for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. No Lender may make any demand pursuant to this Section 5.01 more than 180 days after the Maturity Date.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor, upon request of the Borrower, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct or withhold any Taxes from such payments (determined in the good faith discretion of the applicable withholding agent), then (i) in the case such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings of Indemnified Taxes (including deductions applicable to additional sums payable under this Section 5.03), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make all deductions or withholdings required by applicable law and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for its payment of any Other Taxes.

(c) Indemnification by the Borrower. The Borrower and Guarantors shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the basis of such Indemnified Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes, including interest, penalties and similar liabilities, attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes, including interest, penalties and similar liabilities, attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Each Lender that is entitled to an exemption from or reduction of withholding tax, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2. executed originals of IRS Form W-8ECI;

3. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

4. to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Administrative Agent or any Lender determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within ten (10) Business Days of such determination; provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.04 Designation of Different Lending Office; Replacement of Lenders.

(a) Designation of Different Lending Office. If (1) any Lender requests compensation under Section 5.01 or (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender asserts an illegality under Section 5.05 or (iv) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Majority Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, then in any such case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights and obligations under this Agreement to an assignee or assignees that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed (which consent shall not be required if such assignee is a Lender, an Affiliate of a Lender or an Approved Fund), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01, for payments required to be made pursuant to Section 5.03 or an illegality under Section 5.05, such assignment will result in a reduction in such compensation or payments or avoid the illegality. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender hereby agrees to make such assignment and delegations required under this Section 5.04(b).

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the last day of the then current Interest Period for such Affected Loans) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make their respective Initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Arrangers, the Administrative Agent and the Lenders shall have received (or, substantially concurrently with the Effective Date, shall receive) all fees and other amounts due and payable in connection with this Agreement on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(c) The Administrative Agent shall have received a certificate of the Borrower and of each Guarantor setting forth (i) resolutions of the Managers, board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions, (ii) the individuals (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(d) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence and, where applicable, qualification and good standing of the Borrower and each Guarantor in such Person’s jurisdiction of formation.

(e) The Administrative Agent shall have received a certificate substantially in the form of Exhibit F hereto from the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Acquisition and Transactions, are solvent.

(f) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement and the other Loan Documents signed on behalf of such party.

(g) The Administrative Agent shall have received an opinion of Baker Botts L.L.P., special counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, as to such customary matters regarding the Transactions as the Administrative Agent may reasonably request.

(h) The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, which are applicable to the Lenders, that has been requested in writing at least five Business Days prior to the Effective Date by the Lenders.

(i) At the time of and immediately after giving effect to the Borrowing on the Effective Date, the Borrower and its Restricted Subsidiaries shall not have any Material Indebtedness for borrowed money, other than (i) the Loans, (ii) the Existing Senior Notes and any other senior debt securities of the Borrower issued in exchange for outstanding senior debt securities of Berry, (iii) Indebtedness permitted to be incurred or outstanding under this Agreement or the Existing Senior Notes and (iv) Indebtedness outstanding under the Existing Credit Agreement, the unsecured notes indentures of Berry and the credit facilities of Berry (including the Berry Revolver) and its Subsidiaries (and any replacements thereof), in an aggregate amount not to exceed $11,400,000,000.

(j) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) attached thereto are true and complete copies of each Section 1031 Exchange Document, (ii) such documents are in full force and effect and (iii) the Section 1031 Holdco shall have (or substantially concurrently with the Effective Date, will have) issued the Section 1031 Note and received gross cash proceeds of not less than $1,000,000,000 and contributed such proceeds to the Section 1031 Counterparty (or transferred such proceeds directly to the Sellers).

(k) The Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Borrower certifying: (A) the Acquisition shall have been consummated, or shall be consummated substantially concurrently with the Effective Date, in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers that are materially adverse to the Lenders unless the Administrative Agent approves such modification, amendment or waiver (such approval not to be unreasonably withheld, conditioned or delayed); provided that any reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders; (B) as to the final purchase price for the Acquisition Properties after giving effect to all adjustments as of the closing date contemplated by the Acquisition Agreement and specifying, by category, the amount of such adjustment; (C) that attached thereto is a true and complete list of the Acquisition Properties which have been excluded from the Acquisition pursuant to the terms of the Acquisition Agreement, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental or (4) casualty loss; (D) that attached thereto is a true and complete list of all Acquisition Properties for which any seller has elected to cure a title defect, (E) that attached thereto is a true and complete list of all Acquisition Properties for which any seller has elected to remediate an adverse environmental condition, and (F) that attached thereto is a true and complete list of all Acquisition Properties which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential right; and (ii) a true and complete executed copy of the Acquisition Agreement. To the extent not delivered on the Effective Date, unless otherwise agreed by the Administrative Agent in its reasonable discretion, the Borrower shall promptly provide to the Administrative Agent original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the Acquisition Properties.

(l) The Borrower shall have received all necessary consents under, and amendments and other modifications to, the Existing Credit Agreement to consummate the Acquisition and the Transactions.

(m) Immediately after giving effect to the Acquisition and the Transactions, no default or event of default would result therefrom under the Existing Credit Agreement or the indentures governing the Existing Senior Notes.

(n) The representations and warranties of the Borrower and the Guarantors, set forth in Section 7.01, Section 7.02, Section 7.03(b), Section 7.08, Section 7.15, Section 7.16, Section 7.17 and Section 7.18 of this Agreement shall be true and correct in all material respects on and as of the Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(o) The Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. If the Effective Date has not occurred by September 30, 2014, the Commitments of the Lenders shall terminate.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in or has applied to qualify to do business in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, limited partnership or limited liability company powers and have been duly authorized by all necessary corporate, limited partnership or limited liability company and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). When executed and delivered, each Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions contemplated thereby, except (i) such as have been obtained or made and are in full force and effect, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder or could not reasonably be expected to have a Material Adverse Effect and (iii) the filing of any required documents with the SEC, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority (except for such violations that would not reasonably be expected to have a Material Adverse Effect), (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness binding upon the Borrower or any Guarantor or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Guarantor and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any of its Restricted Subsidiaries (other than the Liens created by the Loan Documents).

Section 7.04 Financial Position; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders the unaudited pro forma consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2014, and related unaudited pro forma consolidated statement of income for the twelve-month period ending June 30, 2014, which have been prepared giving effect (as if such events had occurred on such date or at the beginning of such period, as the case may be) to the consummation of the Acquisition. The pro forma financial statements have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date of delivery thereof to the Administrative Agent, and, subject to the qualifications and limitations contained in the notes attached thereto, present fairly in all material respects on a pro forma basis, the estimated financial position of the Borrower and its Consolidated Subsidiaries as at June 30, 2014, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the period covered thereby (it being understood such financial statements need not be prepared in a manner consistent with Regulation S-X or Regulation S-K).

(b) Since June 30, 2014, there has been no event, development or circumstance that has had a Material Adverse Effect.

(c) As of the Effective Date, neither the Borrower nor any Guarantor has any material Debt (including Disqualified Capital Stock), or any material contingent liabilities, material off-balance sheet liabilities or partnerships, material liabilities for Taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except (i) the Indebtedness, (ii) as referred to or reflected or provided for in the pro forma Financial Statements delivered under Section 7.04(a) or (iii) as disclosed to the Administrative Agent prior to the date hereof.

Section 7.05 Litigation. Except as set forth on Schedule 7.05 there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (a) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve any Loan Document. Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower:

(a) the Borrower and its Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or its Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that are pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries or any of their respective Properties or as a result of any operations at the Properties;

(d) none of the Properties contain or have contained any: (i) underground storage tanks; (ii) asbestos containing materials in a friable condition or otherwise requiring abatement under Environmental Laws; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any similar state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there is no Release or threatened Release, of Hazardous Materials at, on, under or from any of Borrower’s or its Subsidiaries’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property,

(f) neither the Borrower nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or its Subsidiaries’ Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice.

(g) there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or its Subsidiaries’ Properties that would reasonably be expected to form the basis for a material claim for damages or compensation and, to the knowledge of the Borrower, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h) the Borrower and its Subsidiaries have made available to Lenders copies of all material environmental site assessment reports and other material documents relating to any alleged non-compliance with or liability under Environmental Laws that are in any of the Borrower’s or its Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and its Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns (including extensions) and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien (other than a Permitted Lien) has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document or delivered by the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading on the date when furnished; provided that with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that (a) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period(s) covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance, and (b) no representation is made with respect to information of a general economic or general industry nature. There are no statements or conclusions in any information delivered in connection therewith which are based upon or include materially misleading information of a material fact or fail to take into account material information regarding the material matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each reserve report and in other information delivered in connection therewith are necessarily based upon professional opinions, estimates and projections and that no warranty is made with respect to such opinions, estimates and projections.

Section 7.11 Subsidiaries. Except as set forth on Schedule 7.11 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), (i) the Borrower has no Subsidiaries or foreign operations and (ii) each Restricted Subsidiary is a Wholly-Owned Subsidiary. Schedule 7.11 identifies each such Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary.

Section 7.12 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Linn Energy, LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 3951040 (or, in each case, as set forth in a notice delivered to the Administrative Agent in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 12.01(c)). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.11 (or as set forth in a notice delivered pursuant to Section 12.01(c)).

Section 7.13 Properties; Titles, Etc.

(a) Each of the Borrower and its Restricted Subsidiaries has good and defensible title to its Oil and Gas Properties evaluated in the Borrower’s year-end reserve report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.02. After giving full effect to the Permitted Liens, the Borrower or any of its Restricted Subsidiaries specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the Borrower’s year-end reserve report, and the ownership of such Properties shall not in any material respect obligate the Borrower or any of its Restricted Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the Borrower’s year-end reserve report that is not offset by a corresponding proportionate increase in the Borrower’s or any of its Restricted Subsidiaries’ net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent any failure to be valid and subsisting and in full force and effect could not reasonably be expected to have a Material Adverse Effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties reasonably necessary to permit the Borrower and its Restricted Subsidiaries to conduct their business, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(d) All of the Properties of the Borrower and its Restricted Subsidiaries (other than the Oil and Gas Properties) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(e) The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.14 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted

Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.14 could not reasonably be expected to have a Material Adverse Effect).

Section 7.15 Use of Loans; Federal Reserve Regulations. The proceeds of the Loans shall be used (a) to fund the loan to be made to the Section 1031 Holdco pursuant to the Section 1031 Note, the proceeds of which will be used to fund a portion of the consideration for the Acquisition and (b) for the fees and expenses incurred in connection with the Acquisition, the Agreement and the transactions contemplated hereby. The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for the purchase of margin stock. After application of the proceeds of each Loan, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a consolidated basis) will be “margin stock.”

Section 7.16 Solvency. Immediately after giving effect to the Transactions, (a) the Fair Value (as defined in Exhibit F) of the assets of the Borrower and its Consolidated Subsidiaries taken as a whole exceeds their Liabilities (as defined in Exhibit F), (b) the Present Fair Salable Value (as defined in Exhibit F) of the assets of the Borrower and its Consolidated Subsidiaries taken as a whole exceeds their Liabilities, (c) the Borrower and its Consolidated Subsidiaries taken as a whole do not have Unreasonably Small Capital (as defined in Exhibit F) and (d) the Borrower and its Consolidated Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

Section 7.17 Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.18 OFAC; Patriot Act. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries (i) is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act.

ARTICLE VIII

Affirmative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event not later than 90 days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG, LLP or independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a

Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date which materially changes the calculation of any covenant or affects compliance with the terms of this Agreement and, if applicable, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a true and complete list of all Swap Agreements, as of the last Business Day of such fiscal quarter or fiscal year, of the Borrower and each of its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefore, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement and a confidential report reflecting its projected production for each calendar year for which it has established hedge positions; provided that the Borrower shall not be required to provide any mark-to-market value for any emission credit Swap Agreements, but the Borrower shall provide the aggregate amount owing by the Borrower and its Restricted Subsidiaries under such emission credit Swap Agreements as of such date.

(e) SEC and Other Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 8.01(e) if it shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.linnenergy.com); provided further, however, that if any Lender is unable to access EDGAR or the Borrower’s home page on the worldwide web, the Borrower agrees to provide such Lender with paper copies of the information required to be furnished pursuant to this Section 8.01(e) promptly following notice from the Administrative Agent that such Lender has requested the same. Information required to be delivered pursuant to this Section 8.01(e) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on “EDGAR” or the Borrower’s website or another website identified in such notice and accessible by the Administrative Agent without charge (and the Borrower hereby agrees to provide such notice).

(f) EDGAR Postings. In lieu of delivery of paper counterparts of financial statements or other information required to be delivered to the Administrative Agent and each Lender pursuant to this Section 8.01, to the extent such financial statements or other information has been published on EDGAR, Borrower may send to the Administrative Agent and each Lender notice that such financial statements or other information is available on EDGAR and delivery of such notice shall satisfy the Borrower’s requirements under this Section 8.01 to deliver to the Administrative Agent and each Lender paper counterparts of such financial statements and other information.

(g) Certificate of Financial Officer — Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the occurrence of any Default or Event of Default.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so satisfy the foregoing requirements could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.06 or any transaction permitted under Section 9.07.

Section 8.04 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay or discharge its Tax liabilities before the same shall become delinquent except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05 Operation and Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) except to the extent disposed of pursuant to a transaction permitted by this Agreement, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) to the extent neither the Borrower nor one of its Subsidiaries is the operator of any of its Oil and Gas Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.07 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.08 Further Assurances. The Borrower at its sole expense will, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects (in regards to errors and mistakes), or accomplish the conditions precedent, covenants and agreements of the Borrower or any of its Restricted Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to correct any mistakes in this Agreement, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

Section 8.09 Additional Guarantors. If the Borrower determines that any Restricted Subsidiary is required to become a Guarantor pursuant to the definition thereof and such Restricted Subsidiary is not already a Guarantor, then the Borrower shall promptly cause such Restricted Subsidiary to guarantee the Indebtedness hereunder pursuant to the Guaranty

Agreement; provided, however, that neither Berry nor any of its Subsidiaries shall be required to guarantee the Indebtedness hereunder prior to the termination and repayment of the Indebtedness under the Berry Revolver and the redemption or refinancing of the other Indebtedness of Berry unless any such Person has also guaranteed the Senior Notes. In connection with any such guaranty, the Borrower shall, or shall cause such Restricted Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Restricted Subsidiary and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or its designee.

Section 8.10 Unrestricted Subsidiaries. The Borrower will:

(a) cause the management, business and affairs of its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries; and

(b) not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

Section 8.11 [Reserved].

Section 8.12 Exchange Notes.

(a) The Borrower shall use commercially reasonable efforts to enter into the Indenture as promptly as practicable after the six-month anniversary of the Effective Date and in any event prior to the Initial Maturity Date with a bank or trust company acting as indenture trustee thereunder (the “Trustee”), which shall be a corporation organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority and which has a combined capital and surplus of not less than $50,000,000.

(b) The Borrower will, subject to Section 2.06(c), on or prior to the fifth Business Day following the written request (the “Exchange Request”) of any Lender execute, and cause the Trustee to authenticate, and deliver to such Lender in accordance with the Indenture an Exchange Note bearing interest as set forth therein in exchange for such Lender’s Loans dated the date of the issuance of such Exchange Note, registered in the name specified by such Lender, in the principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans of such Lender for which they are exchanged. Each Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 8.12, which shall be at least $1,000,000 and in integral multiples of $100,000 in excess thereof and, if such Lender holds Notes, be accompanied by the Notes to be exchanged for Exchange Notes. No Exchange Request shall be made more than thirty (30) days prior to the Initial Maturity Date. Any Notes delivered to Borrower under this Section 8.12 in exchange for Exchange Notes shall be cancelled by the Borrower and the corresponding amount of the Lender’s Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Indenture.

(c) If Exchange Notes are issued pursuant to the terms hereof, the holders of such Exchange Notes shall have the registration rights set forth in the Registration Rights Agreement.

Section 8.13 Use of Proceeds of the Take-Out Debt. The Borrower shall use the Net Cash Proceeds received by it from the sale of the Take-Out Debt to repay the Initial Loans pursuant to Section 3.04(c).

Section 8.14 Offer to Repurchase upon Change of Control.

(a) Prior to the Initial Maturity Date, if a Change of Control occurs, unless otherwise prepaid in accordance with Section 3.04(a), the Borrower shall make an offer to prepay all of the outstanding Initial Loans (the “Change of Control Offer”) in cash at a price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, to the Change of Control Prepayment Date, subject to the right of the Lenders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Borrower shall send notice of such Change of Control Offer by first-class mail, with a copy to the Administrative Agent, to each Lender to the address of such Lender appearing in the Register. On the Change of Control Prepayment Date, the Borrower shall, to the extent permitted by applicable law, prepay all Initial Loans outstanding on such date, or portions thereof properly accepted for prepayment pursuant to the Change of Control Offer.

(b) On and following the Initial Maturity Date, if a Change of Control occurs, unless otherwise prepaid in accordance with Section 3.04(a), the Borrower shall make an offer to prepay all of the outstanding Term Loans (the “Change of Control Term Loan Offer”) in cash at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (or, in the case of Term Loans held by Commitment Parties or their Affiliates (other than Asset Management Affiliates) (and excluding Term Loans acquired pursuant to bona fide open market purchases from third parties), 100% of the aggregate principal amount thereof), to the Change of Control Prepayment Date, subject to the right of the Lenders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any such Change of Control, the Borrower shall send notice of such Change of Control Term Loan Offer by first-class mail, with a copy to the Administrative Agent, to each Lender to the address of such Lender appearing in the Register. On the Change of Control Prepayment Date, the Borrower shall, to the extent permitted by applicable law, prepay all Term Loans outstanding on such date, or portions thereof properly accepted for prepayment pursuant to the Change of Control Term Loan Offer.

(c) Notwithstanding anything to the contrary in clause (a) or (b) above, the Borrower shall not be required to make a Change of Control Offer or a Change of Control Term Loan Offer following a Change of Control if (i) a third party makes the Change of Control Offer or Change of Control Term Loan Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 8.14 applicable to a Change of Control Offer or Change of Control Term Loan Offer made by the Borrower and prepays all outstanding Initial Loans properly accepted for prepayment under such Change of Control Offer or all outstanding Term Loans properly accepted for prepayment under such Change of Control Term Loan Offer, as the case may be, or (ii) a prepayment notice for all outstanding Initial Loans or Term Loans has been given pursuant to Section 3.04(a).

ARTICLE IX

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), the Borrower covenants and agrees with the Lenders that:

Section 9.01 Debt. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, the Borrower will not issue any Disqualified Capital Stock, and the Borrower will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Borrower and any of its Restricted Subsidiaries may incur Indebtedness or the Borrower may issue Disqualified Capital Stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 9.01 will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Capital Stock described in clause (e), (l) or (o) or any preferred securities described in clause (k) below (collectively, “Permitted Debt”):

(a) the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more credit facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $2.0 billion and (b) an amount equal to 35.0% of the Borrower’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(b) the incurrence by the Borrower or its Restricted Subsidiaries of the Existing Credit Agreement, this Agreement and the Exchange Notes;

(c) the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Existing Senior Notes and other Indebtedness (other than Indebtedness under the Existing Credit Agreement and intercompany Indebtedness) in existence on the date hereof;

(d) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or such Restricted Subsidiary and related financing costs, and Attributable Debt in respect of sale and leaseback transactions, including all Permitted Refinancing Debt incurred to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (d), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (d) and then outstanding does not exceed the greater of (a) $50.0 million and (b) 1.0% of the Borrower’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(e) the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Debt of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Capital Stock of the Borrower, in each case permitted under this Agreement (including Indebtedness previously incurred pursuant to this clause (e));

(f) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(i) if the Borrower is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Loans, or if a Guarantor is the obligor on such Indebtedness and neither the Borrower nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the subsidiary guarantee of such Guarantor; and

(ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (B) any sale or other transfer of any such Indebtedness to a Person that is neither the Borrower nor a Restricted Subsidiary of the Borrower will be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (f);

(g) the incurrence by the Borrower or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(h) the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 9.01;

(i) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(j) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Borrower and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Borrower or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(k) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(i) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower; and

(ii) any sale or other transfer of any such preferred securities to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (k);

(l) Indebtedness or Disqualified Capital Stock of the Borrower or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Capital Stock was Indebtedness or Disqualified Capital Stock of any other Person existing at the time (i) such Person became a Restricted Subsidiary of the Borrower or (ii) such Person was merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries, or (c) assets of such Person were acquired by the Borrower or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), provided that on the date such Person became a Restricted Subsidiary of the Borrower or the date such Person was merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries, or on the date of such asset acquisition, as applicable, either: (i) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Borrower or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 9.01, (ii) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Borrower would be equal to or greater than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such transaction or (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Borrower would be greater than the Consolidated Net Worth of the Borrower immediately prior to such transaction;

(m) the incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(n) the incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower and the Restricted Subsidiaries;

(o) accounts payable or other obligations of the Borrower or any of its Restricted Subsidiaries to trade creditors created or assumed by the Borrower or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services;

(p) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests of a Subsidiary in a transaction permitted by this Agreement, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

(q) the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Borrower of additional Disqualified Capital Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness and Disqualified Capital Stock incurred or issued under this clause (q) and then outstanding does not exceed the greater of (i) $100.0 million and (ii) 2.0% of the Borrower’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance.

For purposes of determining compliance with this Section 9.01, in the event that an item of Indebtedness or Disqualified Capital Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (q) above, or is entitled to be incurred or issued pursuant to the first paragraph of this Section 9.01, the Borrower will be permitted to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Capital Stock in any manner that complies with this Section 9.01. For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to the Existing Credit Facility and are being treated as incurred pursuant to clause (a) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or preferred securities in the form of additional shares of the same class of Disqualified Capital Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or preferred securities for purposes of this Section 9.01, provided, in each such case, that the amount thereof is included in Fixed Charges of the Borrower as accrued.

Section 9.02 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets (whether now owned or hereafter acquired), securing Indebtedness, unless the Loans or any subsidiary guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or, in the case of obligations subordinated in right of payment to the Loans or such subsidiary guarantee, as the case may be, on a basis senior (to at least the same extent as the Loans are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien on any Property of the Borrower or any of its Restricted Subsidiaries created for the benefit of the Lenders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such Property securing Indebtedness.

Section 9.03 Restricted Payments.

(a) Neither the Borrower nor any of its Restricted Subsidiaries will, directly or indirectly:

(i) declare, pay or make any Restricted Junior Payment; or

(ii) make any Restricted Investment (such Restricted Junior Payments and Restricted Investments being collectively referred to as “Restricted Payments”).

(b) Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may make Restricted Payments if, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default (except a Reporting Default) has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(i) if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 2.25 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (viii), (ix), (xi) and (xii) of Section 9.03(c)) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(A) Available Cash as of the end of the Borrower’s preceding fiscal quarter, plus

(B) 100% of the aggregate net cash proceeds and the fair market value of any Capital Stock of Persons engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by the Borrower after June 27, 2008 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Capital Stock) or from the issue or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Restricted Subsidiary of the Borrower), plus

(C) the amount equal to the net reduction in Restricted Investments made by the Borrower or any of its Restricted Subsidiaries in any Person since June 27, 2008 resulting from (1) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Borrower or a Subsidiary of the Borrower, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary of the Borrower; plus (2) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into, or the transfer of its assets to, or liquidation into, the Borrower or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Borrower or any Restricted Subsidiary of the Borrower in such Unrestricted Subsidiary; plus (3) any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by the Borrower or any Restricted Subsidiary after the date hereof, to the extent that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists or has been reduced; plus (4) the Borrower or any Restricted Subsidiary making any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged or consolidated with the Borrower or a Restricted Subsidiary, in each case to the extent of the Borrower’s or any Restricted Subsidiary’s Restricted Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation, in each case to the extent such amounts have not been included in Available Cash for any period commencing on or after June 27, 2008 (items (b)(i)(B) and (b)(i)(C) being referred to as “Incremental Funds”), minus

(D) the aggregate amount of Incremental Funds previously expended pursuant to this clause (b)(i) and clause (b)(ii) below; or

(ii) if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 2.25 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (viii), (ix), (xi) and (xii) of Section 9.03(c)) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (ii) meaning only distributions on units of the Borrower), is less than the sum, without duplication, of:

(A) $500.0 million less the aggregate amount of all prior Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to this clause (b)(ii)(A) since the date of this Agreement, plus

(B) Incremental Funds to the extent not previously expended pursuant to this clause (b)(ii) or clause (b)(i) above.

(c) The preceding provisions will not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Agreement;

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Disqualified Capital Stock of the Borrower or any Restricted Subsidiary or of any Equity Interests of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Borrower) to the equity capital of the Borrower or (b) sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Capital Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash and Incremental Funds;

(iii) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Borrower or any Restricted Subsidiary with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Debt, with an incurrence of Permitted Refinancing Debt being deemed substantially concurrent if such defeasance, redemption, repurchase, retirement or acquisition occurs not more than 120 days after such incurrence;

(iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Borrower to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis or on a basis more favorable to the Borrower or a Restricted Subsidiary;

(v) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year (with any portion of such $3.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included,

(A) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from sales of Equity Interests of the Borrower to employees or directors of the Borrower or its Affiliates that occur after the date hereof (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments; and

(B) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the date hereof;

(vi) any purchase, redemption, defeasance, retirement or other acquisition of Indebtedness that is subordinated in right of payment to the Loans or a subsidiary guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an asset sale, in each case plus accrued and unpaid interest thereon, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(A) in the case of a Change of Control, the Borrower has first complied with and fully satisfied its obligations under Section 8.14; or

(B) in the case of an asset sale, the Borrower has complied with and fully satisfied its obligations in accordance with Section 9.07;

(vii) the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Borrower or such Restricted Subsidiary or any other transaction permitted by this Agreement;

(viii) repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise or conversion price thereof;

(ix) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officers, directors or employees of the Borrower or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(x) any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement not to exceed $10.0 million since the date hereof;

(xi) Equity Repurchases on or after the date hereof that, when combined with any Equity Repurchases made pursuant to this clause (xi) on or after June 27, 2008 and prior to the date hereof, are in an aggregate amount not in excess of $100.0 million; or

(xii) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed at any one time outstanding the greater of (i) $50.0 million and (ii) 1.0% of the Borrower’s Adjusted Consolidated Net Tangible Assets determined as of the date of such Restricted Payment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this clause); provided, however, that if any Investment pursuant to this clause (xii) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (xii) for so long as such Person continues to be a Restricted Subsidiary.

(d) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment, except that the amount of a non-cash Restricted Payment referred to in clause (c)(i) will be the fair market value on the date of declaration. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts in excess of $25.0 million but no greater than $50.0 million, by an officer of the Borrower and, in the case of amounts over $50.0 million, by the Managers of the Borrower, whose determination shall be evidenced by a resolution. For purposes of determining compliance with this Section 9.03, (x) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (c)(i) through (c)(xii), the Borrower will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 9.03; and (y) in the event a Restricted Payment is made pursuant to clause (c)(i) or (c)(ii) of this Section 9.03, the Borrower will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds.

(e) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to:

(i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(iv) nevertheless, the preceding restrictions of this Section 9.03(e) will not apply to encumbrances or restrictions existing under or by reason of:

(A) agreements as in effect on the date hereof and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which those agreements relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date hereof, as determined by the Borrower in its reasonable and good faith judgment;

(B) this Agreement, the Exchange Notes and the subsidiary guarantees of this Agreement or the Exchange Notes;

(C) applicable law or similar restriction;

(D) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Agreement to be incurred;

(E) instruments governing other Indebtedness of the Borrower or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the date hereof in accordance with Section 9.01; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially more restrictive, taken as a whole, than the provisions contained in the Existing Credit Agreement and in this Agreement as in effect on the date hereof, as determined by the Borrower in its reasonable and good faith judgment;

(F) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(G) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property purchased or leased of the nature described in Section 9.03(e)(iii);

(H) any agreement for the sale or other disposition of a Restricted Subsidiary of the Borrower that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(I) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Managers of the Borrower in their reasonable and good faith judgment;

(J) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 9.02 that limit the right of the debtor to dispose of the assets subject to such Liens;

(K) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business, or (b) with the approval of the Borrower’s Managers, which limitations are applicable only to the assets or property that are the subject of such agreements;

(L) any agreement or instrument relating to any property or assets acquired after the date hereof, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(M) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(N) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Investments”;

(O) Hedging Contracts permitted from time to time under this Agreement;

(P) the issuance of preferred securities by a Restricted Subsidiary of the Borrower or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to Section 9.01 and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of the Borrower to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests); and

(Q) any Permitted Investment.

Section 9.04 [Reserved].

Section 9.05 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.15. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which would cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.06 Mergers, Etc. Neither the Borrower nor any of its Restricted Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the Property of the Borrower and its Restricted Subsidiaries taken as a whole to any other Person (any such transaction, a “consolidation”); provided that (a) any Subsidiary of the Borrower may participate in a consolidation with the Borrower in a transaction in which the Borrower is the surviving entity or transferee and in which the Borrower remains a domestic entity, (b) any Subsidiary of the Borrower may participate in a consolidation with any Guarantor in a transaction in which such Guarantor is the surviving entity or transferee, (c) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Guarantor, (d) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (e) the Borrower and its Restricted Subsidiaries may engage in Sales permitted by (or not restricted by) Section 9.07, and (f) the Borrower and its Restricted Subsidiaries may make Investments permitted by (or not restricted by) Section 9.03.

Section 9.07 Asset Sales.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, assign (other than assignments intended to convey a Lien), farm-out, convey or otherwise transfer (collectively, a “Sale”) any Oil and Gas Property or Equity Interests of any Restricted Subsidiary owning Oil and Gas Properties to any Person in any transaction that constitutes an Asset Sale, unless:

(i) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or any Person assuming responsibilities for, any liabilities, contingent or otherwise), determined on the date of contractually agreeing to such Asset Sale, at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the aggregate consideration received by the Borrower and its Restricted Subsidiaries in the Asset Sale (determined on the date of contractually agreeing to such Asset Sale) and all other Asset Sales since the date hereof, on a cumulative basis, is in the form of cash or Cash Equivalents; provided that the foregoing shall not apply to any exchange of Properties in connection with the Section 1031 Exchange. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet, of the Borrower or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any subsidiary guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Borrower or such Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) accounts receivable of a business retained by the Borrower or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable.

Section 9.08 Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Borrower’s Managers, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million but no greater than $50.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this Section 9.08; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Managers of the Borrower set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this Section 9.08 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Managers of the Borrower.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 9.08:

(i) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement or other compensation plan or arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, and payments, awards, grants or issuances of securities pursuant thereto;

(ii) transactions between or among any of the Borrower and its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person;

(iv) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Borrower or a Restricted Subsidiary or Affiliate of the Borrower, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(v) sales of Equity Interests (other than Disqualified Capital Stock) to, or receipt of capital contributions from, Affiliates of the Borrower;

(vi) any Permitted Investments or Restricted Payments that are permitted by Section 9.03 (and any transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof);

(vii) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Borrower or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Borrower or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(viii) any transaction in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (i) of this Section 9.08;

(ix) (a) guarantees by the Borrower or any of its Restricted Subsidiaries of performance of obligations of the Borrower’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Borrower or any Restricted Subsidiary of the Borrower of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Borrower’s Unrestricted Subsidiaries;

(x) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower if such Person is treated no more favorably than the other holders of Indebtedness or Equity Interests of the Borrower or such Restricted Subsidiary;

(xi) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Borrower and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person, in the good faith determination of the Borrower’s Managers or any executive officer of the Borrower involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary (provided such transaction is not entered into in contemplation of such event);

(xiii) dividends and distributions to the Borrower and its Restricted Subsidiaries by any Unrestricted Subsidiary or joint venture; an

(xiv) any transaction contemplated by the Section 1031 Exchange Documents in effect on the date hereof.

Section 9.09 [Reserved].

Section 9.10 [Reserved].

Section 9.11 Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 7.11 as of the date hereof or thereafter, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate, by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.03.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 9.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default would be in existence following such designation.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default Prior to Initial Maturity Date. Prior to the Initial Maturity Date, one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03 (with respect to the legal existence of the Borrower or any Guarantor) or Section 8.14 or in Article IX.

(e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in

Section 10.01(a) to (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or any of its Restricted Subsidiaries otherwise becoming aware of such default.

(f) the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after the expiration of any applicable period of grace and/or notice and cure period).

(g) any event or condition occurs (after the expiration of any applicable period of grace and/or notice and cure period) that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of its Restricted Subsidiaries to make an offer in respect thereof; provided that this clause (g) shall not apply to (1) secured purchase money Indebtedness or Capital Lease Obligations permitted under Section 9.01 that become due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (2) voluntary redemptions or repayments of the Existing Senior Notes or the Exchange Notes, the Indebtedness under the Berry Revolver or other Indebtedness of Berry as permitted hereunder or (3) any redemptions of all or a portion of the Indebtedness of Berry as a result of a “Change of Control” or “Asset Dispositions” under the terms thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of the Borrower shall make any request or take any action for the purpose of calling a meeting of the members of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.

(j) the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (to the extent not covered by independent third-party insurance (provided by reputable and financially sound insurers as to which the insurer has not issued a notice denying coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered by a court of competent jurisdiction against the Borrower, any Guarantor or any combination thereof and the same shall remain undischarged or unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any Guarantor to enforce any such judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by them, except to the extent permitted by the terms of this Agreement, or the Borrower or any Guarantor shall so state in writing.

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 10.02 Events of Default After Initial Maturity Date. From and after the Initial Maturity Date, one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay when due any interest with respect to the Loans or the Exchange Notes, and such default continues for a period of 30 days;

(b) the Borrower shall fail to pay when due the principal of or any premium on the Loans or Exchange Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(c) the Borrower or any Guarantor shall fail to comply with the provisions of Section 9.06 hereof or shall fail to repay the Loans and the Exchange Notes when required pursuant to the provisions of Section 8.13 and Section 8.14;

(d) the Borrower fails to comply with the provisions of Section 8.01 for 180 days after notice to the Borrower by the Administrative Agent or the holders of at least 25% in principal amount of the Loans and the Exchange Notes then outstanding of such failure;

(e) the Borrower fails to comply with any other covenant or other agreement in this Agreement for 60 days after notice to the Borrower by the Administrative Agent or the holders of at least 25% in principal amount of the Loans and the Exchange Notes then outstanding of such failure;

(f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee exists on the Initial Maturity Date or is created after the Initial Maturity Date, if such default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness; or

(ii) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a failure to pay principal of, or interest or premium, if any, on such Indebtedness or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the expiration of the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Loans shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(g) the Borrower or any of its Restricted Subsidiaries fails to pay one or more final judgments for the payment of money in an aggregate amount in excess of $50.0 million (to the extent not covered by third-party insurance (provided by reputable and creditworthy insurers as to which the insurer has not disclaimed coverage and is not subject to an insolvency proceeding), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(h) (i) the Guaranty Agreement is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (ii) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under the Guaranty Agreement, except, in each case, by reason of the release of such Guarantor in accordance with the provisions of this Agreement; and

(i) the Borrower, any Restricted Subsidiary that is a Significant Subsidiary of the Borrower or any group of Restricted Subsidiaries of the Borrower that, taken as a whole, would constitute a Significant Subsidiary of the Borrower, pursuant to or within the meaning of bankruptcy law:

(i) commences a voluntary case,

(ii) consents in writing to the entry of an order for relief against it in an involuntary case,

(iii) consents in writing to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) admits in writing it generally is not paying its debts as they become due; or

(j) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(i) is for relief against the Borrower, any Restricted Subsidiary that is a Significant Subsidiary of the Borrower or any group of Restricted Subsidiaries of the Borrower that, taken as a whole, would constitute a Significant Subsidiary of the Borrower, in an involuntary case;

(ii) appoints a custodian, sequestrator, conservator or similar official (x) of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary of the Borrower or any group of Restricted Subsidiaries of the Borrower that, taken as a whole, would constitute a Significant Subsidiary of the Borrower, or (y) for all or substantially all of the property of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary of the Borrower or any group of Restricted Subsidiaries of the Borrower that, taken as a whole, would constitute a Significant Subsidiary of the Borrower; or

(iii) orders the liquidation of the Borrower, any Restricted Subsidiary that is a Significant Subsidiary of the Borrower or any group of Restricted Subsidiaries of the Borrower that, taken as a whole, would constitute a Significant Subsidiary of the Borrower;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 10.03 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i), Section 10.01(j), Section 10.02(i) or Section 10.02(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i), Section 10.01(j), Section 10.02(i) or Section 10.02(j), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

ARTICLE XI

The Administrative Agent

Section 11.01 Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Syndication Agents and the Documentation Agents shall have no obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

Section 11.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent as determined in a final, non-appealable judgment by a court of competent jurisdiction. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agents may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 11.06 Resignation of Agents. Subject to (a) the appointment and acceptance of a successor Agent as provided in this Section 11.06 or (b) the passage of 30 days from the date the retiring Agent gives notice of its resignation, any Agent may resign at any time by notifying the Lenders and the Borrower, and any Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07 Agents and Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the

Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent and no Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b) The Lenders acknowledge that the Administrative Agent is acting solely in administrative capacities with respect to the structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in their capacity as Lenders hereunder. In structuring, arranging or syndicating this facility, each Lender acknowledges that the Administrative Agent may be an agent or lender under other loans or other securities and waives any existing or future conflicts of interest associated with their role in such other debt instruments. If in its administration of this facility or any other debt instrument, the Administrative Agent determines (or is given written notice by any Lender) that a conflict exists, then it shall eliminate such conflict within 90 days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken, other than actions taken or not taken which represent Administrative Agent’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction, while such conflict existed.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 The Arrangers and the Agents. The Arrangers, the Syndication Agents and the Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their individual capacity as Lenders hereunder to the extent they are a party to this Agreement as a Lender.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by other means (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or telecopy, as follows:

(i) if to the Borrower or any Guarantor, to it at

Linn Energy, LLC

600 Travis Street, Suite 5100

Houston, TX 77002

Attention: Kolja Rockov

Telephone: 281-840-4169

Fax: 281-840-4189

E-Mail: kr@linnenergy.com

with a copy to:

Linn Energy, LLC

600 Travis Street, Suite 5100

Houston, TX 77002

Attention: Candice Wells T

elephone: 281-840-4156

Fax: 281-840-4180

E-mail: cwells@linnenergy.com

(ii) if to the Administrative Agent, to it at

Barclays Bank PLC

745 Seventh Avenue

27th Floor

New York, NY 10019

Attention: Vanessa Kurbatskiy

Telephone: (212) 526-2799

Facsimile: (212) 526-5115

Email: vanessa.kurbatskiy@barclays.com

with a copy to the Administrative Agent at:

Barclays Bank PLC

1301 Sixth Avenue

New York, NY 10019

Attention: Sookie Siew

Telephone: (212) 320-7205

Facsimile: (917) 522-0569

Email: Sookie.Siew@barclays.com/Xrausloanops5@barclays.com

(iii) if to any other Lender, in their capacity as such, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the written consent of the Majority Lenders; provided that no such agreement shall (i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that a waiver of a Default or of any interest payable pursuant to Section 3.02(d) shall not constitute a reduction of interest for purposes of this clause (i)), (ii) except as contemplated herein (including by Section 2.02(b)), postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender directly and adversely affected thereby, (iii) increase the Commitments or change Section 2.02(a) in a manner that would postpone the termination of the Commitments, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) release all or substantially all of the Guarantors (except as may otherwise be permitted by the Loan Documents), without the written consent of each Lender, (vi) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender, (vii) impose additional restrictions on the right of each Lender to exchange Term Loans, or Initial Loans on the Initial Maturity Date, for Exchange Notes or amend the rate of such exchange or (viii) amend, modify or waive any provision in the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, in each case without the consent of all of the Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such other Agent, as the case may be. Notwithstanding the foregoing, the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document).

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (and its Affiliates) and the Lenders (including (A) the fees, charges and disbursements of counsel to the Administrative Agent and (B) the fees, charges and disbursements of one primary counsel to the Lenders as a group (plus no more than one additional counsel in each jurisdiction that is relevant to such enforcement or protection of rights)) in connection with this Agreement or any other Loan Document or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND CUSTOMARY FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN EXPENSES IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS DATED OF EVEN DATE HEREWITH, WHICH EXPENSES SHALL ONLY BE PAID BY THE BORROWER TO THE EXTENT PROVIDED IN SECTION 12.03(a)) OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OF ITS RESTRICTED SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vi) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ITS SUBSIDIARIES OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON ANY OF THEIR PROPERTIES, (vii) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (viii) THE PAST OWNERSHIP BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (ix) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (x) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xi) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, (xii) THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEM IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR (xiii) ANY

ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY, THE BORROWER OR ANY GUARANTOR, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (OR ANY RELATED PARTY THEREOF) OR A MATERIAL BREACH OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY SUCH INDEMNITEE, AND PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT APPLY TO DISPUTES SOLELY BETWEEN INDEMNITEES UNLESS SUCH DISPUTE RESULTS FROM ANY CLAIM ARISING OUT OF ANY REQUEST, ACT OR OMISSION ON THE PART OF THE BORROWER OR ANY GUARANTOR OR AGAINST ANY ARRANGER OR AGENT IN ITS CAPACITY AS SUCH, IN EACH CASE, IN CONNECTION WITH THE LOAN DOCUMENTS. WITH RESPECT TO THE OBLIGATION TO REIMBURSE AN INDEMNITEE FOR FEES, CHARGES AND DISBURSEMENTS OF COUNSEL, EACH INDEMNITEE AGREES THAT ALL INDEMNITEES WILL AS A GROUP UTILIZE ONE PRIMARY COUNSEL (PLUS NO MORE THAN ONE ADDITIONAL COUNSEL IN EACH JURISDICTION WHERE A PROCEEDING THAT IS THE SUBJECT MATTER OF THE INDEMNITY IS LOCATED) UNLESS (1) THERE IS A CONFLICT OF INTEREST AMONG INDEMNITEES, (2) DEFENSES OR CLAIMS EXIST WITH RESPECT TO ONE OR MORE INDEMNITEES THAT ARE NOT AVAILABLE TO ONE OR MORE OTHER INDEMNITEES OR (3) SPECIAL COUNSEL IS REQUIRED TO BE RETAINED AND THE BORROWER CONSENTS TO SUCH RETENTION. This Section 12.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to such Agent under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent such Lender’s pro rata share (determined by dividing (A) the outstanding principal amount of such Lender’s Loans by (B) the aggregate principal amount of Loans outstanding as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.

(d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER ANY PARTY HERETO NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER SUCH PERSON, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS OR ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

(e) All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor attaching the relevant invoices and/or a certificate, in each case setting forth the basis for such demand in reasonable detail.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 or as required under Section 5.04(b), and (iii) no Lender may assign to the Borrower or an Affiliate of the Borrower, all or any portion of such Lender’s rights and obligations under the Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) prior to the Initial Maturity Date, the Borrower, provided that no consent of the Borrower shall be required (i) if such assignment is to a Lender or an Affiliate of a Lender, or an Approved Fund, (ii) if an Event of Default under Section 10.01(a), (b), (h), (i) or (j) has occurred and is continuing or (iii) if a Demand Failure Event has occurred, provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender or an Approved Fund, immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 10.01(a), (b), (h), (i) or (j) or Section 10.02(a), (b), (i) or (j) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no assignment shall be made to a natural Person.

(iii) Subject to Section 12.04(b)(ii) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s office and with respect to any entry relating to such Lender’s Commitments, Loans and other obligations), at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.11. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any of the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) On or prior to the effective date of any Assignment and Assumption, the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it and, following the Borrower’s receipt of a notice from the Administrative Agent that the assigning Lender and/or the assignee, as applicable, has requested a new Initial Loan Note or Term Note, as applicable, the Borrower shall, at its own expense, execute and deliver to the Administrative Agent (in exchange for outstanding Notes of the assigning Lender, if any) a new Initial Loan Note or Term Note to the order of such assigning Lender or assignee in an amount equal to the amount of the Initial Loans or Term Loans of such assigning Lender or such assignee after giving effect to such Assignment and Acceptance, in each case, as applicable. Any such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 5.01, Section 5.02, Section 5.03, Section 12.03, Section 12.11 and Article XI shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against any of and all the obligations of the Borrower or any of its Restricted Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Each Lender or its Affiliate agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ partners, directors, officers, service providers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and agrees that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any state or jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 No Third Party Beneficiaries. This Agreement, the other Loan Documents and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.

Section 12.16 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and the Guarantors, their respective stockholders and/or their affiliates. The Borrower agrees that nothing in the Loan Documents and nothing in connection with the transactions related thereto will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower and any Guarantor, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any Guarantor, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any Guarantor, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower or any Guarantor except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any Guarantor, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any Guarantor, in connection with such transaction or the process leading thereto.

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BORROWER:	LINN ENERGY, LLC

	By:	/s/ Kolja Rockov
		Name:	Kolja Rockov
		Title:	Executive Vice President and Chief
Financial Officer

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

LENDERS:	BARCLAYS BANK PLC, as Administrative Agent and a Lender

	By:	/s/ Ann E. Sutton

Name: Ann E. Sutton
Title: Director

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

Citibank, N.A., as a Lender

By:	/s/ Eamon Baqui

Name: Eamon Baqui
Title: Vice-President

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Mark Roche

Name: Mark Roche
Title: Managing Director

By:	/s/ Michael Willis

Name: Michael Willis
Title: Managing Director

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

Goldman Sachs Bank USA, as a Lender

By:	/s/ Robert Ehudin

Name: Robert Ehudin
Title: Authorized Signatory

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

Royal Bank of Canada, as a Lender

By:	/s/ Kristan Spivey

Name: Kristan Spivey
Title: Authorized Signatory

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

The Bank of Nova Scotia, as a Lender

By:	/s/ Alan Dawson

Name: Alan Dawson
Title: Director

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

The Royal Bank of Scotland plc, as a Lender

By:	/s/ David Slye

Name: David Slye
Title: Authorized Signatory

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas

Name: Lana Gifas
Title: Director

By:	/s/ Jennifer Anderson

Name: Jennifer Anderson
Title: Associate Director

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT

WF Investment Holdings, LLC, as a Lender

By:	/s/ Scott Yarbrough

Name: Scott Yarbrough
Title: Managing Director

SIGNATURE PAGE

TO BRIDGE LOAN AGREEMENT